NEWS RELEASE for April 16, 2012

BIOLASE EXPECTS REVENUE FOR THE 2012 FIRST QUARTER
TO BE APPROXIMATELY $12 MILLION,
UP FROM PREVIOUS GUIDANCE OF $11 MILLION

Year-over-Year Normalized Revenue up 58 Percent

IRVINE, CA (April 16, 2012) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today announced that, based on a preliminary review by management of its financial performance, the Company expects to report revenue of approximately $12 million for the first quarter ended March 31, 2012. This is an increase from the guidance of $11 million provided in February 2012 and an increase of approximately 13 percent from $10.6 million of net revenue for the first quarter ended March 31, 2011.

Excluding $3 million in equipment sales to Henry Schein, Inc. (NASDAQ:HSIC) to satisfy one-time prepaid purchase orders during the first quarter ended March 31, 2011, the expected revenue in the first quarter ended March 31, 2012 actually reflects an increase of approximately $4.4 million, or 58 percent, over normalized revenue of $7.6 million for the same period in the prior year.

Federico Pignatelli, Chairman and CEO, said, “We are very pleased that our revenue exceeded our guidance during the first quarter, traditionally our slowest quarter of the year. We believe that we are well positioned for success in 2012 with a stronger infrastructure, a larger sales force and an expanded product line that includes not only hard- and soft-tissue lasers but a full line of imaging systems at multiple price points, coupled with the elimination of the significant inventory overhang in the marketplace by our former exclusive distributor Henry Schein. These results validate that we are making progress in becoming the Total Technology Solution™ provider to the global dental community.”

The Company will deliver additional details on a quarterly conference call and webcast when it reports full financial results in May.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine.  The Company’s laser products incorporate 285 patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times.  Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold more than 19,000 lasers among 16,000 customers. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by BIOLASE management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and BIOLASE undertakes no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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